Exhibit 99

[BJ’s WHOLESALE CLUB LOGO]

BJ’s Wholesale Club, Inc.

One Mercer Road, P.O. Box 9601, Natick, MA 01760-9601    (508) 651-7400

MEMORANDUM

To:	Members of the Board of Directors and Executive Officers

From:	Kellye L. Walker

Senior Vice President, General Counsel and Secretary

Date:	April 21, 2003

Subject:	Notice of Special Blackout Period for BJ’s Common Shares

Why are we sending you this notice?

Section 306(a) of the Sarbanes-Oxley Act of 2002 prohibits directors and executive officers of BJ’s from trading in the BJ’s Common Stock during any period in which employees are not able to purchase or sell interests in the BJ’s Common Stock under the BJ’s 401(k) plans. This period is referred to as a “blackout period.”

The purpose of this notice is to inform you of an upcoming blackout period that will occur in connection with a planned change in the recordkeeper for the BJ’s Wholesale Club, Inc. 401(k) Savings Plan for Salaried Employees and the BJ’s Wholesale Club, Inc. 401(k) Savings Plan for Hourly Employees. Fidelity Investments will be the new recordkeeper, replacing American Express.

As described below, whether or not you participate in these plans, your ability to buy or sell BJ’s stock will be affected during the duration of the Blackout Period.

What are the expected dates during which restrictions will apply?

There are two relevant periods during which restrictions will apply: (1) the Transition Period, during which there will be certain restrictions that only affect participants in the Plans and (2) a Blackout Period, during which there will be restrictions that apply to all members of the Board of Directors and executive officers. The Transition Period begins on May 15, 2003 and is expected to end on June 17, 2003. There is also a Blackout Period that is expected to begin on May 28, 2003 and is expected to end on June 11, 2003. As described in more detail in a notice distributed to plan participants in accordance with the requirements of the U.S. Department of Labor, there will be different restrictions in place during the Transition Period and the Blackout Period that arise out of the change in recordkeepers.

BJ’s Wholesale Club, Inc.

Members of the Board of Directors and Executive Officers

April 21, 2003

What restrictions will apply during the Transition Period?

During the Transition Period participants in the plans will not be able to obtain loans or take distributions.

What restrictions will apply during the Blackout Period?

During the Blackout Period participants in the plans will be unable to direct or diversify investments in individual accounts or roll over funds into or out of the Plans. In particular, during the Blackout Period, participants will be unable to purchase, sell or otherwise acquire or transfer an interest in the BJ’s Wholesale Club, Inc. Common Stock Fund under each of the Plans (the “Stock Funds”). Also, with very limited exceptions, you may not trade in BJ’s common stock during the Blackout Period. If you want to learn more about the exceptions or if you have any other questions about this notice, please contact me at One Mercer Road, Natick, MA 01760, (508) 651-6670. Please note that you may not make any trades in the Common Stock during the Blackout Period (including option exercises or transactions pursuant to a Rule 10b5-1 program) without prior consultation with me.

What class of BJ’s securities is affected by these restrictions?

These restrictions affect BJ’s common stock, $.01 par value per share (“Common Stock”). This is because the Stock Funds are almost completely invested in Common Stock.